Exhibit 10.2

EXECUTION VERSION

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”) is made as of May 21, 2018 between Red Lion Hotels Corporation, a Washington corporation (hereinafter called the “Company”), and Bernard T. Moyle, an individual (hereinafter called “Contractor”).

The parties hereto wish to enter into this Agreement to set forth the basis on which Contractor will perform consulting services for the Company and with respect to certain other matters in connection with such engagement, all as set forth more fully in this Agreement.

In consideration of the facts, mutual promises and covenants contained herein, and intending to be legally bound, the Company and Contractor agree as follows:

1.	The term of Contractor’s engagement shall commence on June 1, 2018 and shall continue in effect until December 31, 2020 (the “Term”).

2.	During the Term, Contractor shall provide the services described in Exhibit A (the “Services”), which is hereby incorporated by reference.

3.	It is understood and agreed that all services which Contractor performs for the Company shall be as an independent contractor and not as an employee. Nothing herein shall be deemed to create an employer-employee relationship between the Company and Contractor.

4.	In consideration of the Services and the other covenants and agreements of the Contractor set forth herein, Contractor will receive the consulting fees based on the payment schedule set forth on Exhibit A. Notwithstanding anything to the contrary set forth herein, the compensation provided for in this Section 4 shall constitute full payment for the Services.

5.

By Contractor’s engagement and/or affiliation with the Company, Contractor will continue to acquire sensitive and valuable information about the Company and, inter alia, the franchisees, prospective franchisees, financial data, price and business negotiations, human resources and compensation structures and strategies, developing products and services, and business techniques of the Company and Company Affiliates (as defined below) (“Confidential Information”). Contractor further acknowledges and agrees that by engaging Contractor, the Company will allow Contractor to perform services for firms, corporations and other associations and business enterprises which Contractor may solicit as franchisees of the Company or Company Affiliates, and in so doing, Contractor will utilize the Company’s, and Company Affiliates’, ideas, techniques, expertise and other Confidential Information in establishing a rapport with such franchisees. To protect the Confidential Information, the Company’s and Company Affiliates’ valuable franchisee and employee relationships, as well as the goodwill acquired pursuant to that certain Asset Purchase Agreement dated September 13, 2016 among Red Lion Hotels Franchising, Inc., Red Lion Hotels

Canada Franchising, Inc., Thirty-Eight Street, Inc., Vantage Hospitality Group, Inc. and certain other Sellers listed on the signature pages thereto (as amended, the “Purchase Agreement”), Contractor hereby agrees to comply with all of the restrictive covenants set forth in Section 6.7 of the Purchase Agreement, each of which is incorporated herein by reference as if fully set forth herein (the “Restrictive Covenants”). Contractor agrees that the applicable period of each such restrictive covenant shall be tolled during any period of time in which Contractor is determined by a court of competent jurisdiction or an arbitrator to be in breach or violation of the terms thereof, in order that the Company and/or any Company Affiliate shall have all of the agreed-upon temporal protection thereunder. The provisions of this Section 5 shall survive any termination or expiration of this Agreement.

6.	During the Term and for a period of two (2) years following the termination or expiration of this Agreement, Contractor agrees not to criticize, denigrate or disparage the Company or any of its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (the “Company Affiliates”) nor the Company’s business.

7.	During the Term and for a period of two (2) years following the termination or expiration of this Agreement, no executive vice president or higher or member of the boards of directors of the Company shall be authorized or permitted to publicly disparage or defame or publish any negative statements (or encourage other employees to do so) regarding Contractor.

8.	Notwithstanding anything to the contrary set forth herein, nothing in Section 6 or Section 7 shall prevent (i) any person or entity from providing truthful testimony or statements in any legal proceeding or taking any action as may otherwise be required by law, (ii) the Company or any Company Affiliate from reviewing and/or commenting internally or to Contractor regarding Contractor’s performance of Contractor’s duties under this Agreement, (iii) any person or entity from asserting claims against the other in connection with any litigation or arbitration by or between or among them or (iv) Contractor from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state governmental agency or self-regulatory organization.

9.

The Company may terminate Contractor’s engagement for “Cause” at any time during the Term. For purposes of this Agreement, “Cause” means (a) Contractor is charged with, is convicted of, or pleads guilty or nolo contendere to, a crime involving moral turpitude or any felony; (b) Contractor engages in conduct that constitutes gross neglect or gross misconduct in carrying out the Services; (c) Contractor breaches any material provision(s) of this Agreement or fails to perform any material duty or duties under this Agreement; (d) Contractor engages in conduct that constitutes theft, fraud, embezzlement or dishonesty with respect to the Company; or (e) Contractor engages in any conduct which reasonably could be expected to be materially detrimental or injurious to the business or reputation of the Company or any of its affiliates. Subject to the applicable cure periods referenced in the immediately following sentence, the Company may terminate immediately Contractor’s engagement for Cause by written notice to Contractor in accordance with Section 30 of this Agreement (the “Final Cause Notice”). Notwithstanding the foregoing, before Contractor is terminated for Cause under subsection (c) (other than with respect to a breach of the Restrictive Covenants for which there shall be no cure), the Company will notify Contractor in writing of the Cause determination in a “Notice of Proposed Termination” explaining in reasonable detail the breach, failure or conduct constituting Cause and if such breach, failure or conduct is capable of being cured, the Company will give Contractor 30 days (the “Cure Period”) to remedy such breach, failure or conduct; provided, however, that if Contractor receives two such Notices of Proposed Termination for Cause within any given 24-month period during the Term, there shall be no Cure Period with respect to such second Cause event in that same 24-month period. If Contractor fails to remedy the breach, failure or conduct constituting Cause by the expiration of the Cure Period, then the Company may terminate Contractor’s engagement immediately for Cause by providing a Final Cause Notice to Contractor in accordance with Section 30 of this Agreement.

10.	The Company may, at any time during the Term, in its sole discretion, by written notice to the Contractor (the “Service Cessation Notice”), elect to have the Contractor cease providing the Services to the Company; provided, however, that the Company shall continue to pay the fees set forth on Exhibit A through the remainder of the Term (subject to any subsequent termination for “Cause” pursuant to Section 9 above). Upon receipt of any Service Cessation Notice, the Contractor shall immediately cease providing the Services and shall no longer hold himself out as working with or for, or representing, the Company in any way.

11.	Contractor shall not be eligible for any Company-paid benefits, including, but not limited to, medical, disability or other insurance, retirement benefits, vacation, holiday or sick pay, or any other compensation or consideration commonly known as fringe benefits.

12.	Contractor shall be responsible for all expenses incurred in connection with services rendered under this Agreement and shall not be reimbursed by the Company for any expenses incurred, except for reasonable and documented travel expenses in accordance with Company reimbursement policies for travel approved in advance by the Company.

13.	Contractor’s place of work shall be Contractor’s own office, not the Company’s workplace.

14.	The Company will not establish hours or days of work for Contractor.

15.	Contractor has no authority to bind, obligate or contract on behalf of the Company, except as authorized to do so in writing by the Company’s Chief Executive Officer.

16.	Contractor is neither required to submit regular reports to the Company nor to attend the Company’s general employee meetings. However, Contractor may be required periodically to inform the Company of the status of Contractor’s work.

17.	Contractor shall be solely responsible for any tax consequences applicable to Contractor by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Contractor’s performance of consulting services hereunder. Contractor acknowledges that Contractor will not be treated as an employee of the Company. The Company will issue to Contractor a 1099 Form as required by law.

18.	Contractor acknowledges that Contractor is being retained for a defined period of time to perform specific Services and that there is no guarantee of continued compensation or work thereafter. The Company will not control the manner and method by which the Contractor renders services. In particular, and by way of example only, Contractor shall control the sequence in which various services are performed.

19.	It is the duty of Contractor to obtain and continue to acquire on Contractor’s own all the skills, instruction and training needed to perform the expected services. The Company shall not provide to Contractor training or instruction of any type.

20.	Other than as restricted by the Restrictive Covenants, Contractor shall be free to provide services to other organizations or companies during the Term or otherwise; provided, however, that if Contractor takes other work during the Term, such work cannot interfere with Contractor’s work for the Company.

21.	Contractor shall not be eligible for workers’ compensation insurance from the Company and shall be solely responsible for any injuries or damages that Contractor may sustain in the course of performing work pursuant to this Agreement.

22.	Contractor shall defend, indemnify and hold harmless the Company from any and all liability, damages, suits and losses, including attorneys’ fees, arising out of Contractor’s performance under this Agreement, including, but not limited to, any injuries or damages that Contractor may sustain in the course of performing work pursuant to this Agreement. Company shall defend, indemnify and hold harmless the Contractor from any and all liability, damages, suits and losses, including attorneys’ fees, arising out of Company’s breach of this Agreement.

23.	In the event of the death of Contractor during the Term, this Agreement shall terminate effective as of the date of Contractor’s death, and the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to Contractor any consulting fees accrued and any reimbursable expenses incurred by Contractor prior to such date.

24.	As an inducement to the Company to enter into this Agreement, Contractor hereby represents and warrants to the Company that: (a) Contractor is not a party to or otherwise subject to any agreements or restrictions that would prohibit Contractor from entering into this Agreement and carrying out the transactions contemplated by this Agreement in accordance with the terms hereof; and (b) this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person or entity.

25.	This Agreement, together with Section 6.7 of the Purchase Agreement, and the letter agreement dated of even date herewith among Contractor, Company and other parties to the Purchase Agreement constitutes the entire agreement between the parties, supersedes and is in lieu of any and all other consulting, employment and compensation arrangements or understandings, oral or written, between the parties, and may be modified only by a writing signed by both parties.

26.	The provisions of this Agreement that by their terms are intended to endure beyond the term of this Agreement shall survive the termination of this Agreement.

27.	If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

28.	This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida.

29.	Contractor hereby consents and agrees that the Company may assign this Agreement and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Company’s control and/or ownership of its assets or business. In such event, Contractor agrees to continue to be bound by the terms of this Agreement. This Agreement and the obligations created hereunder may not be assigned by Contractor. Any attempted assignment in violation of this Section 29 shall be null and void.

30.

Any notices required or permitted hereunder shall be given to Contractor at the address specified below or at such other address as Contractor shall specify in writing. Any notices to the Company shall be given to the Company at its business headquarters. Notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail three (3) days after the date of mailing or one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. Any party may from time to time change such party’s address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

31.	No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

32.	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or other electronic copies, such as .pdf files delivered by electronic mail, of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Signature page follows.]

IN WITNESS HEREOF, the parties have executed this Agreement on the day and year first above written, intending to be legally bound.

RED LION HOTELS CORPORATION

By:
Name of Contractor: Bernard T. Moyle		Name:
Title:

Social Security Number:

Address:

EXHIBIT A

SERVICES; FEE SCHEDULE

Services:

•	As requested by the Company, consult with the Company with regard to continuing brand development and operations and transition efforts with respect to Contractor’s retirement as an employee of the Company.

•	Attend and participate in the annual brand conference.

•	Act as liaison with hotel owners with whom the Contractor has a relationship, at the Company’s request.

•	Provide such other strategic advice, input or feedback that the Company reasonably requests.

Fee Schedule:

$10,000 per month during the Term.

In addition, Contractor shall each be eligible for a mutually agreed referral fee for any new hotel franchisee referred to the Company that enters into a franchise agreement for a Red Lion brand. Such referral fee shall be determined by the parties in good faith on a case-by-case basis.